Exhibit 10.1

COST SHARING AND CONFIDENTIALITY AGREEMENT

This Agreement is effective this 15th day of September (“Effective Date”), 2010, between VIA Pharmaceuticals, Inc. Inc. (“VIA”), a corporation with offices at 750 Battery Street, Suite 330, San Francisco, CA 94111, and Poniard Pharmaceuticals, Inc.  (“Tenant”), a corporation with temporary offices at 750 Battery St., Suite 330, San Francisco, CA 94111, for establishment of the conditions under which the parties will share office space (“Space”) leased by VIA in a lease agreement (the “Lease”) dated 13th October 2005, and amended 15th January 2008, with James P. Edmondson (“Landlord”).

THEREFORE, in consideration of the mutual understandings by VIA and Tenant, the parties agree that:

A.

Space shared by Tenant is provided in “as is” condition. Tenant cannot alter the Space in any manner without VIA’s prior written agreement. Tenant agrees to surrender and deliver to VIA the Space in as good of condition as it was as of the Effective Date, reasonable wear and tear excepted. Tenant will be liable to VIA for any damages occurring to the premises or the contents thereof or to the building which are done by Tenant or its guests. Furthermore, during the time it is sharing Space, Tenant agrees to abide by the Rules and Regulations promulgated by Landlord from time to time under the Lease, and the reasonable rules and regulations promulgated by Via, as the same may be changed from time to time upon reasonable notice to Tenant. VIA has the right to enter into this office sharing agreement and has obtained any permission from its Landlord which may be required under the Lease.

B.

Tenant hereby agrees that in return for sharing Space, Tenant shall pay the costs summarized in Exhibit A (“Costs”) based upon actual office space occupied. VIA will invoice Tenant for these shared Costs on the 1st day of each month, and payment will be due and payable to VIA’s above address no later than the end of the quarter in which such invoices are sent. Upon paying the Costs reserved hereunder, and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be performed hereunder, Tenant shall have quiet possession of the Space for the Term hereof, subject to all of the provisions of this Agreement.

C.

Tenant shall comply with all laws and covenants and restrictions of record affecting use of the Space, and shall not use or occupy the Space in violation of law or of the certificate of occupancy issued for the building wherein the Space is located and shall immediately discontinue any use of the Space which is declared by any governmental authority having jurisdiction to be a violation of law or said certificate of occupancy.

D.

Tenant agrees that Landlord shall at any and all times have the right to enter the Space to inspect the same, to supply janitorial service and any other service to be provided by Landlord, to show said Space to prospective purchasers or tenants, or to alter or repair the Space, all without being deemed guilty of an eviction of Tenant and without abatement of Costs, and may for that purpose erect scaffolding and any other necessary structures where reasonably required by the character of the work to be performed; provided that in all cases (but subject to the terms of the Lease), (i) at the request of Tenant, a representative may accompany Landlord and its agents; and (ii) the business of Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages or any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Space, and any other loss occasioned thereby. Tenant shall at all times take all actions required in order for VIA comply with the terms of the Lease, and the Tenant shall not take any action which would be in violation of the terms of the Lease.

E.

Tenant shall indemnify, hold harmless from and defend VIA and its employees, officers, directors and agents (each a “Via Party”) against any and all claims, losses, costs, damages, expenses and liabilities, including without limitation reasonable attorneys’ fees, for any injury or damage whatsoever to the extent such injury or damage have been caused by any act, neglect, fault or omission of Tenant, its agents, servants, employees or invitees, other than to the extent of the fraud, gross negligence or willful misconduct of VIA or its agents, servants, employees or invitees. This indemnity shall not require any payment by any VIA Party as condition precedent to recovery. In addition, if any person not a party to this Agreement shall institute any other type of action against Tenant in which VIA or any Via Party shall be made a party defendant, Tenant shall indemnify, hold harmless from and defend VIA and each Via Party from all liabilities and costs by reason thereof.

F.

VIA shall indemnify, hold harmless from and defend Tenant and its employees, officers, directors and agents (each a “Tenant Party”) against any and all claims, losses, costs, damages, expenses and liabilities, including without limitation reasonable attorneys’ fees, for any injury or damage whatsoever to the extent such injury or damage have been caused by any act, neglect, fault or omission of VIA, its agents, servants, employees or invitees, other than to the extent of the fraud, gross negligence or willful misconduct of Tenant or its agents, servants, employees or invitees.  This indemnity shall not require any payment by any Tenant Party as condition precedent to recovery.  In addition, if any person not a party to this Agreement shall institute any other type of action against VIA in which any Tenant Party shall be made a party defendant, VIA shall indemnify, hold harmless from and defend Tenant and each Tenant Party from all liabilities and costs by reason thereof.

G.

Tenant hereby agrees to maintain in full force and effect at all times during the term of this Agreement, at its own expense, for the protection of VIA and Tenant as their interests may appear, policies of insurance issued by a responsible carrier or carrier licensed in California and also having a policyholder’s rating of not less than A- in the most recent edition of Best’s Insurance Reports which afford the following coverage, together with any coverage required of the tenant under the Lease:

(1)	Worker’s Compensation	Statutory
	Employer’s Liability	Not less than $250,000

(2)

Comprehensive General Liability Insurance including Blanket Contractual Liability Broad Form Property Damage, Personal Injury Completed Operations, Products Liability, Fire Damage: Not less than $500,000 Combined Single Limit for both bodily injury and property damage

H.	This agreement shall commence on the Effective Date and shall continue for a period of one (1) year (“Term”) unless terminated by either party in accordance with Section I below.

I.

VIA and Tenant agree that either party may terminate this Agreement to share Space upon 30 days advance written notice. Upon notice of termination Tenant shall pay VIA all Costs and pro-rated Costs owed up until the date of vacating the space, as specified in the written notice of termination. If Tenant holds over after the expiration or sooner termination hereof without the express written consent of VIA, Tenant will become a tenant at sufferance only at two times the Cost due hereunder and shall be prorated on a daily basis according to the number of days contained in the month that such expiration or earlier termination takes place, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by VIA of Costs after such expiration or earlier termination shall not constitute a consent to a holdover hereunder or result in a renewal. The foregoing provisions of this paragraph are in addition to and do not affect VIA’s rights of re-entry or any other rights of VIA hereunder or as otherwise provided by law.

J.

On the expiration or the sooner termination hereof, Tenant shall peaceably surrender the Space broom clean, in good order, condition and repair, ordinary wear and tear excepted. On or before the last day of the Term or the sooner termination hereof, Tenant shall at its own expense remove its trade fixtures, signs and other personal property from the Space. Any property not removed shall be deemed abandoned and my either be retained by VIA as its property, or disposed of, without accountability and at Tenant’s expense, in such a manner as VIA may determine. If the Space is not surrendered at the end of the Term or the sooner termination, Tenant shall indemnify VIA against loss or liability resulting from delay by Tenant in so surrendering the Space. Tenant shall promptly surrender all keys to VIA. Tenant’s covenants hereunder shall survive expiration or termination of this Agreement.

K.

It is understood that during the course of this Agreement, Tenant and its agents or employees may be exposed to data and information which is confidential and proprietary to VIA. All such data and information (scientific or business) including, without limitation, data, reports, know-how and materials (hereinafter “VIA Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Tenant and its agents or employees as a result of this Agreement, or the circumstances contemplated hereby, shall be considered confidential and shall be considered the sole property of VIA. It is also understood that during the course of this Agreement, VIA and its agents or employees may be exposed to data and information (scientific or business) which is confidential and proprietary to Tenant, or which Tenant may disclose to VIA in connection with this Agreement or circumstances contemplated thereby, including, without limitation, Tenant’s proprietary and confidential information, trade secrets and know-how which may include information, data and strategies relating to research and development, preclinical and clinical programs/studies, product and business development, financial information, manufacturing and third-party relationships (hereinafter “Tenant Confidential Information”), whether written or verbal, tangible or intangible, made available, disclosed or otherwise made known to VIA and its agents or employees, and VIA agrees that such Tenant Confidential Information is the sole property of Tenant. Together, the Tenant Confidential Information and the VIA Confidential Information may also be hereinafter referred to as “Confidential Information”. The Confidential Information shall be used by the receiving party and its agents and employees only for purposes of performing the receiving party’s obligations hereunder. All Confidential Information disclosed shall remain the exclusive property of the disclosing party. Each party agrees that it will not reveal, use, publish or otherwise disclose the

Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement to any third party without the written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the expiration or earlier termination of this Agreement. The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) is required by law, regulation, subpoena, government order or judicial order to be disclosed, provided the disclosing party promptly notify the other party upon such request for disclosure and prior to such disclosure to permit that party to oppose same by appropriate legal action.

L.

Neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party, except in connection with a merger, reorganization or sale of substantially all of its assets, or similar transaction.

M.

This Agreement contains the entire understanding of the parties with respect to the subject matter herein, and supersedes all previous oral or written agreements, negotiations and discussions. Any modifications to the provisions herein must be in writing and signed by the parties.

N.	This Agreement shall be governed by and construed pursuant to the laws of the State of California.

VIA Pharmaceuticals, Inc.		Poniard Pharmaceuticals, Inc.

By:	/s/ Lawrence K. Cohen	By:	/s/ Ronald A Martell

	Lawrence K. Cohen		Ronald A. Martell

	President and CEO		President and CEO

Date:	August 20, 2010	Date:	August 20, 2010

Exhibit A

Cost Sharing

1. Tenant shall share costs of actual offices occupied based on 1,544 square footage of offices compared to total office square footage of 8,180 square feet. Calculation of current actual monthly expense, and the current calculated monthly shared cost has been provided to Tenant, and aggregates $5241.00 per month.

2. Costs include use of shared conference room at no additional charge, costs of reasonable telephone charges, supplies, etc.

3. No Security Deposit will be required of Tenant related to occupancy of space.

4. VIA will coordinate with Tenant and IT support personnel for both VIA and Tenant to provide information technology support coordination.  Tenant and VIA agree that VIA will facilitate independent access to printing without any access to VIA’s network. Any required hardware / software support will be coordinated and will not be incurred without prior written approval of Tenant, with such costs to be strictly limited to actual out of pocket costs incurred by VIA.  Tenant shall allowed unlimited access to the server room for installation, maintenance, etc. and may install one separate rack in such room for Tenant’s equipment, etc.

5. Tenant will reimburse VIA $680 on the first of each month for two parking stalls at $340 each.